Exhibit 10.5
SECOND AMENDMENT OF THE
CENTURY ALUMINUM COMPANY
SUPPLEMENTAL RETIREMENT INCOME BENEFIT PLAN
     WHEREAS, Century Aluminum Company (the “Company”) adopted the Century Aluminum Company Supplemental Retirement Income Benefit Plan effective as of January 1, 2001 (the “Plan”); and
     WHEREAS, the Company wishes to further amend the Plan to modify the manner in which the enhanced retirement benefit (“EPB”) is calculated and to clarify the calculation of the unlimited pension benefit (“UPB”); and
     WHEREAS, the Company may so amend the Plan with the approval of the Compensation Committee under Section 13 thereof;
     NOW, THEREFORE, effective as of June 28, 2005, the Plan is amended as follows:
     1. Paragraph (a) of Section 5 Amount of Supplemental Retirement Income Benefit is amended to read in full as follows:
     (a) Unlimited Pension Benefit (UPB). An annual retirement benefit for life shall be payable under the Plan to a Participant equal to the additional annual benefit which would have accrued to the Participant under the Pension Plan if certain annual benefit and compensation limitations imposed by applicable law were disregarded and if the calculation of “Final Average Monthly Compensation” under the Pension Plan was modified as described in subparagraph (iii) below (the “unlimited pension benefit” or “UPB”), the amount of which shall be determined as follows:
          (i) The limitation on annual benefits under the Pension Plan with respect to such Participant under Section 415 of the Code shall be disregarded;
          (ii) The dollar limitation of Section 401(a)(17) of the Code on the amount of annual compensation that may be taken into account under the Pension Plan shall be disregarded;
          (iii) “Final Average Monthly Compensation” under the Pension Plan shall be calculated by reference to “Compensation” in any three calendar years (out of the last ten calendar years of employment) which produces the highest monthly average; and

          (iv) The annual amount payable to the Participant under the Pension Plan (after the limitations described in subparagraphs (i) and (ii) above and before the modification described in subparagraph (iii) above) shall be credited against and shall reduce the UPB payable under the Plan.
     2. The following concluding sentence is added to paragraph (b) Enhanced Retirement Benefit (“ERB”) of Section 5:
Notwithstanding the immediately preceding sentence, the Participant’s ERB shall be adjusted as follows:
          (i) Increased to the extent the Participant’s ERB would be higher if his Targeted Retirement Income had been based on actual pay (base pay and cash bonuses) during any three calendar years out of his last ten calendar year of employment with the Company that produces the highest average annual pay; and
          (ii) Reduced to the extent the Participant’s Supplemental Benefit Accrual under Appendix A to the Pension Plan payable annually in excess of the annual amount that would otherwise have been payable to the Participant under the Pension Plan exceeds the Participant’s UPB.
     TO RECORD THE ADOPTION OF THIS SECOND AMENDMENT OF THE PLAN WITH THE APPROVAL OF THE COMPENSATION COMMITTEE, Century Aluminum Company has caused this document to be executed on its behalf by its duly authorized officer.

CENTURY ALUMINUM COMPANY

Dated: June 28, 2005	By:	/s/ Gerald J. Kitchen

Gerald J. Kitchen

Title: Executive Vice President
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